Exhibit 10.1

TRANSITION AND CONSULTING AGREEMENT

THIS TRANSITION AND CONSULTING AGREEMENT (this “Agreement”), by and between Washington Prime Group Inc., an Indiana corporation (the “Company”), and Myles H. Minton (“Minton”) is entered into as of January 5, 2015, effective as of December 1, 2014 (the “Effective Time”).

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of September 16, 2014, by and among the Company, Washington Prime Group, L.P. (the “Partnership”), WPG Subsidiary Holdings I, LLC, WPG Subsidiary Holdings II, Inc., Glimcher Realty Trust and Glimcher Properties Limited Partnership (the “Merger Agreement”);

WHEREAS, Minton and the Company are parties to an employment agreement dated as of June 3, 2014 (the “Employment Agreement”), pursuant to which Minton served as the Chief Operating Officer of the Company (terms used but not otherwise defined herein will have the meaning ascribed to them in the Employment Agreement);

WHEREAS, Minton has valuable knowledge and expertise regarding the business of the Company and the Partnership;

WHEREAS, the Company and Minton acknowledge that they have reached a mutual agreement that, as of and following the Effective Time, Minton will continue to be employed by the Company on the terms and conditions set forth in the Employment Agreement as modified by this Agreement; and

WHEREAS, the Company wishes to have the cooperation of, and access to, Minton following the Employment Period (as defined in the Employment Agreement), on an advisory, independent contractor basis, on the terms and conditions set forth herein, and Minton has agreed to so serve the Company and its affiliates in such role following the Employment Period.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Minton hereby agree as follows:

1.                                      Transition Services.  As of and following the Effective Time, Minton will continue to be employed pursuant to the Employment Agreement, modified as follows:

(a)                                 Term.  Unless earlier terminated by the Company for Cause (as defined below) or by Minton for any reason, the Employment Period will terminate automatically on the earlier of (i) immediately prior to the “Acquisition Effective Time” on the “Closing Date” (each, as defined in the Merger Agreement) and (ii) January 15, 2015 ((i) or (ii), as applicable, the “Termination Date”).

(b)                                 Title and Duties; Scope of Service; Location.  During the Employment Period, Minton will serve the Company as an untitled employee and will provide the services set forth on Schedule A hereto (the “Transition Services”); provided, that, the Company and Minton hereby acknowledge and agree that Minton is taking as paid vacation the period from December

1, 2014 through January 6, 2015.  The Transition Services will generally be performed at such locations as are reasonably determined by Minton, provided, that, Minton will perform Transition Services on the premises of the Company (or its applicable affiliate) when reasonably and timely requested by the Company.

(c)                                  Compensation.  During the Employment Period, the Company will continue to pay Minton an annual base salary at a rate of $415,000 as provided in the Employment Agreement, less applicable income tax and other legally required withholding and any deductions that Minton voluntarily authorizes in writing (the “Base Salary”).  In addition, for and through the Employment Period, (i) the Company will reimburse Minton in accordance with the Company’s reimbursement policies as in effect from time to time for reasonable business expenses incurred by Minton while providing the Transition Services, and (ii) Minton will remain eligible to participate in welfare benefit and fringe benefit plans, practices, policies and programs provided by the Company, if available.  Except as otherwise set forth in Section 1(d), from and after the Effective Time, Minton will not be entitled to participate in long-term cash and equity incentive plans and programs, if available, applicable generally to executives of the Company.

(d)                                 Effect of Expiration of Employment Period.  Upon the expiration of the Employment Period on the Termination Date, Minton’s employment with the Company and the Employment Period will be deemed to have been terminated “other than for Cause” pursuant to Section 3.1 of the Employment Agreement, and Minton will be entitled to the following final compensation for the Employment Period, in each case, less applicable income tax and other legally-required withholdings and authorized deductions:  (i) any accrued but unpaid Base Salary through the Termination Date, payable in a lump sum through the Company’s payroll on the first payroll date following the Termination Date, (ii) a cash payment equal to 25.5 days of Base Salary ($28,993.25), payable in a lump sum through the Company’s payroll on the first payroll date following the Termination Date, (iii) Minton’s annual bonus under Section 2.3(a) of the Employment Agreement with respect to fiscal year 2014, which has been determined by the Company to have been earned at 100% of Base Salary (i.e., $415,000 in the aggregate), payable in a lump sum through the Company’s payroll on the first payroll date following the Termination Date, (iv) the Not for Cause Separation Payment pursuant to Section 3.1 of the Employment Agreement (i.e., Minton’s annual base salary, or $415,000 in the aggregate), payable in a lump sum through the Company’s payroll on the fifth business day following the Release Deadline (as defined in the Employment Agreement), and (v) accelerated vesting of 20,000 Inducement LTIP Units pursuant to Section 4 of the Series 2014B LTIP Unit Award Agreement among Minton, the Partnership, and the Company dated as of August 25, 2014 (the “LTIP Unit Agreement”), effective the day following the Release Deadline; in the case of (iv) and (v), subject to the terms of the Employment Agreement and the LTIP Unit Agreement, as applicable; provided, that, the Company hereby acknowledges and agrees that, following the Termination Date, Minton shall not be subject to the non-competition covenant in respect of the Company, the Partnership or any of their subsidiaries or affiliates set forth in Section 8(b) of the LTIP Unit Agreement, which shall be null and void and of no further force or effect as of the Termination Date.

(e)                                  No Good Reason.  Minton acknowledges and agrees that Minton will not have grounds to terminate his employment for “Good Reason” as of and following the Effective Time, and that the terms and conditions of Minton’s continuing employment with the Company as set forth in this Agreement do not constitute “Good Reason” under the Employment Agreement.

(f)                                   Retention of Certain Property.  The Company hereby agrees and acknowledges that Minton has been, or will be, permitted to retain from and after the Termination Date the following Company property used during his employment with the Company:  (i) Company cellphone; (ii) cellphone number 317-997-4400; (iii) to the extent identified to, and approved by, the Company’s designated IT person(s), (A) Outlook contacts, (B) personal emails, (C) personal photographs, and (D) personal calendars; (iv) rolodex; (v) iPad; and (vi) laptop with accessories (inclusive of docking station, monitors, connectors, and software).

2.                                      Consulting Period.  Following the Termination Date, Minton will render consulting and advisory services to the Company as follows:

(a)                                 Term.  Unless earlier terminated in accordance with Section 2(e), Minton will be available to provide consulting and advisory services to the Company for the six month period beginning on the Termination Date (the “Consulting Period”).

(b)                                 Scope of Service; Location.  During the Consulting Period, to the extent requested by the Company, Minton will make himself reasonably available to provide consulting and advisory services to the Company with respect to matters within the scope of Minton’s knowledge and expertise for up to 8 hours per week (the “Consulting Services” and, together with the Transition Services, the “Services”).  Minton’s principal business contact at the Company will be Robert Demchak.  The Consulting Services will generally be performed at such locations as are reasonably determined by Minton, provided, that, Minton will perform Consulting Services on the premises of the Company (or its applicable affiliate) when reasonably and timely requested by the Company.

(c)                                  Consulting Fees.  In consideration of the Consulting Services, Minton will be paid a consulting fee of $[dollar value to equal the value of 10,000 shares of Company common stock based on the closing price for Company common stock on the trading day immediately preceding the Closing Date (as defined in the Merger Agreement)] (the “Consulting Fee”), payable in a lump sum within five business days following the beginning of the Consulting Period.

(d)                                 Expenses.  During the Consulting Period, the Company will reimburse Minton pursuant to the Company’s reimbursement policies as in effect from time to time for reasonable business expenses incurred by Minton in connection with the performance of the Consulting Services.

(e)                                  Termination of Consulting Period.  Either the Company or Minton may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with 30 days’ advance written notice of such termination, except in the case of a termination of the Consulting Period by the Company for Cause (as defined below), which will be effective immediately.  For purposes of this Agreement, “Cause” will mean: (i) Minton’s illegal conduct or gross misconduct that is willful and demonstrably and materially injurious to the Company’s business, financial condition, or reputation; (ii) Minton’s entry of a plea of guilty or nolo contendere with respect to, a felony crime involving moral turpitude, fraud, forgery, embezzlement, or similar conduct against the Company, the Partnership or their respective affiliates or subsidiaries; or (iii) Minton’s willful failure to perform, or substantially perform, the Consulting Services.

(f)                                   Obligations upon Termination of Consulting Period.

(i)                                     Obligations of the Company.  Upon any termination of the Consulting Period, the Company, the Partnership and their respective affiliates will have no obligation to Minton except to reimburse Minton for any business expenses incurred prior to such termination and for which Minton would be entitled to reimbursement pursuant to Section 2(d).

(ii)                                  Obligations of Minton.  Upon termination of the Consulting Period by the Company for Cause or due to Minton’s resignation for any reason, Minton will be required to repay a portion of the Consulting Fee equal to the product of (i) the Consulting Fee and (ii) a fraction, the numerator of which is the number of full days remaining in the Consulting Period as of the date of its termination, and the denominator of which is the number of full days in the Consulting Period.

(g)                                  Acknowledgements.  The Company and Minton acknowledge and agree that Minton’s status during the Consulting Period will be that of an independent contractor only and not as an employee, agent, partner, or joint venturer of or with the Company, the Partnership, or their respective affiliates.  The Company further acknowledges and agrees that, provided that Minton complies with the terms of this Agreement, nothing herein is intended, nor shall be construed, to prevent, prohibit, interfere with, or penalize Minton for serving as a consultant to or employee of any third party after expiration of the Employment Period.  Minton acknowledges that Minton is and will be solely responsible for the payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided for the Consulting Services hereunder and that, after the expiration of the Employment Period, Minton will not be eligible to participate in or accrue benefits under any employee benefit plan sponsored by the Company, the Partnership, or their respective affiliates.

(h)                                 Sole Consideration.  Except as provided in this Section 2, Minton will be entitled to no compensation or benefits from the Company, the Partnership, or their respective affiliates with respect to the Consulting Services and will not participate in, or be credited with any service, age, or other credit for purposes of eligibility, vesting, or benefit accrual under, any employee benefit plan of the Company, the Partnership, or their respective affiliates in respect of the Consulting Period.

3.                                      Restrictive Covenants.

(a)                                 Confidential Information.  In the course of Minton’s service to, and involvement with the Company, the Partnership, and their respective affiliates (including their predecessor and any successor entities), Minton has obtained or may obtain secret or confidential information, knowledge, or data concerning the Company’s, the Partnership’s, and their respective affiliates’ businesses, strategies, operations, clients, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures, and other nonpublic matters, or concerning those of third parties.  Minton will hold in a fiduciary capacity for the benefit of the Company, the Partnership, and their respective affiliates all secret or confidential information, knowledge, or data relating to the Company, the Partnership, or any of their affiliates, and their respective businesses, that will have been obtained by Minton during Minton’s employment by the Partnership or any of its affiliates and during Minton’s performance of the Services under this Agreement, and that will not be or become public knowledge (other than by acts by Minton or representatives of Minton in violation of this Agreement).  After termination of Minton’s Services with the Company, Minton will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such secret or confidential information, knowledge, or data to anyone other than the Company and those designated by it.  All records, files, memoranda, reports, customer lists, documents, and the like (whether in paper or electronic format) that Minton has used or prepared during Minton’s employment prior to the Effective Time, or will use or prepare during the course of performing the Services under this Agreement after the Effective Time, will remain the sole property of the Company and will remain (or be promptly returned to) the Company’s premises.

(b)                                 Nonsolicitation.  During the period commencing on the Effective Time and ending on the first annual anniversary of the Termination Date (the “Covenant Period”), Minton will not directly or indirectly (A) induce or attempt to induce any employee of the Company to leave the Company or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand, or (B) hire any person who was an employee of the Company until six months after such individual’s employment relationship with the Company has been terminated; provided, that, solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such persons and employment of any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 3(b); provided, further, that, Minton shall not be in violation of this Section 3(b) solely by providing a reference for a former employee of the Company.  During the Covenant Period, Minton shall not, directly or indirectly, induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand.

(c)                                  Cooperation.  During the Consulting Period and thereafter, Minton will, upon reasonable notice, (i) furnish such information and assistance to the Company, the Partnership, and/or their respective affiliates, as may reasonably be requested by the Company, the Partnership, or their respective affiliates, with respect to any matter, project, initiative, or effort for which Minton is or was responsible or has or had substantial involvement in while employed by the Company or while providing Services to the Company and the Partnership under this Agreement, and (ii) cooperate with the Company, the Partnership, and their respective affiliates during the course of all third-party proceedings arising out of the Company’s business about which Minton has knowledge or information.

(d)                                 Remedies.  Minton acknowledges and agrees that:  (i) the purposes of the foregoing covenants are to protect the goodwill and trade secrets and confidential information of the Company and the Partnership; and (ii) because of the nature of the business in which the Company, the Partnership, and their respective affiliates are engaged and because of the nature of the trade secrets and confidential information to which Minton has access, it would be impractical and excessively difficult to determine the actual damages of the Company if Minton breached any of the covenants of Section 3(a) or 3(b).  Any termination of Minton’s Services or of this Agreement will have no effect on the continuing operation of this Section 3.  Minton acknowledges that the Company would be irreparably injured by a violation of Section 3(a) or 3(b) and that it is impossible to measure in money the damages that will accrue to the Company by reason of a failure by Minton to perform any of Minton’s obligations under Section 3(a) or 3(b).  Accordingly, if the Company institutes any action or proceeding to enforce any of the provisions of Section 3(a) or 3(b), to the extent permitted by applicable law, Minton hereby waives the claim or defense that the Company has an adequate remedy at law, and Minton will not urge in any such action or proceeding the defense that any such remedy exists at law.  Furthermore, in addition to other remedies that may be available (including, without limitation, termination of the Company’s obligation to pay the Base Salary, if applicable), the Company will be entitled to specific performance and other injunctive relief, without the requirement to post a bond.  If any of the covenants set forth in this Section 3 is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such covenant will be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining covenants will not be affected thereby.

4.                                      Section 409A.  It is intended that this Agreement will be exempt from, or avoid any taxes and penalties under, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto.  Any payments that qualify for the “short-term deferral” exception will be paid under such exception.  For purposes of Section 409A of the Code, each payment under this Agreement will be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts.  In no event may Minton, directly or indirectly, designate the calendar year of any payment under this Agreement.  Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A of the Code.  All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code will be made or provided in a manner that avoids taxes and penalties under Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that, Minton submits an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) will not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) Minton’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits later than Minton’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Time).

5.                                      Miscellaneous.

(a)                                 Successors and Assigns.  This Agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company and Minton and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, and legatees.  This Agreement is personal in nature and Minton will not, without the written consent of the Company, assign, transfer, or delegate this Agreement or any rights or obligations hereunder.

(b)                                 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Indiana, without reference to principles of conflict of laws.  Venue for a dispute in respect of this Agreement will be the federal courts located in Washington, D.C.

(c)                                  Amendment/Entire Agreement.  No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, waiver, modification, or discharge is agreed to in writing and such writing is signed by the Company and Minton.  Except as provided in Section 1, from and after the Effective Time this Agreement will supersede any other agreement between the parties with respect to the subject matter hereof.

(d)                                 Notice.  All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to Minton:

At the address most recently on the books and records of the Company, with a copy to his counsel:

Kathleen Hart
Riley Bennett & Egloff, LLP
141 East Washington Street, Fourth Floor
Indianapolis, IN 46204

if to the Company:

Washington Prime Group Inc.

7315 Wisconsin Avenue

Bethesda, Maryland 20814
Attention: General Counsel

or to such other address as either party will have furnished to the other in writing in accordance herewith.  Notice and communications will be effective when actually received by the addressee.

(e)                                  Headings.  The headings of this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(f)                                   Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

WASHINGTON PRIME GROUP INC.

By:	/s/ Robert P. Demchak
Name: Robert P. Demchak
Title: Secretary and General Counsel

/s/ Myles H. Minton
Myles H. Minton

[Signature Page to Minton Transition and Consulting Agreement]

SCHEDULE A

Company communications on the analysis and evaluation of third-party property development proposals, joint ventures, and property acquisition proposals; whether pending or otherwise in existence on or before the Effective Time of this Agreement.